Exhibit A

EXECUTION VERSION

NONDISCLOSURE CONFIDENTIALTIY AGREEMENT

December 14, 2023

El Puerto de Liverpool, S.A.B. de C.V.

Mario Pani No. 200,

Col. Santa Fe Cuajimalpa

Cuajimalpa, CDMX CP 05348

Mexico

Ladies and Gentlemen:

In connection with a possible negotiated transaction (the “Transaction”) between El Puerto de Liverpool, S.A.B. de C.V. (“you” or “your”) and Nordstrom, Inc. (“Nordstrom”), Nordstrom is prepared to make available to you certain information concerning Nordstrom and its subsidiaries and equityholders (the “Confidential Information”). As a condition to Nordstrom disclosing such Confidential Information to you for the sole purpose of evaluating and possibly negotiating the Transaction, you hereby agree to treat any such information (whether oral, written or conveyed in any other medium) which is furnished to you or your Representatives (as defined below) by or on behalf of Nordstrom or its Representatives in accordance with the provisions of this agreement.

1.	Confidential Information.

For the purposes of this agreement, the term “Confidential Information” shall include any information or material obtained by you or your Representatives from or on behalf of, or disclosed to you or your Representatives by or on behalf of, Nordstrom or any of its Representatives, and any reports, analyses, compilations, forecasts, studies, notes, interpretations, valuations, memoranda, other documents and materials prepared by you or any of your Representatives, or otherwise on your behalf, to the extent they contain, reflect or are based on or derived in any way from any of the foregoing, including, without limitation, those stored in electronic format. Notwithstanding the foregoing, Confidential Information does not include information which (i) is or has become generally available to the public other than by disclosure by you or your Representatives in violation of this agreement or another obligation to maintain such information as confidential, (ii) was already known to you or your Representatives at the time of its receipt from or on behalf of Nordstrom or its Representatives so long as, to your knowledge, you or your Representatives were not already subject to an obligation to maintain such information as confidential; (iii) is received from a third party who, to your knowledge, was not in breach of an obligation to maintain such information as confidential; (iv) is independently developed by you or your Representatives without use of, reference to, or reliance upon any of the Confidential Information.

To the extent that any Confidential Information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties hereto understand and agree that they have a commonality of legal interest with respect to such matters, and it is their mutual desire, intention and understanding that the sharing of such materials is not intended to, and shall not, waive or diminish in any way the confidentiality of such materials or their continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. Accordingly, and in furtherance of the foregoing, each party hereto agrees not to claim or contend that the other party hereto has waived any attorney-client privilege, work product doctrine or any other applicable privilege by providing information pursuant to this agreement or any subsequent definitive written agreement regarding a Transaction.

2.	Nondisclosure.

You hereby agree that you shall, and shall direct your Representatives to, use the Confidential Information exclusively for the purpose of evaluating and potentially negotiating the Transaction and, except as otherwise provided herein, keep the Confidential Information confidential and not disclose any of the Confidential Information in any manner to any person, provided, however, that Confidential Information may be disclosed (a) to any of your Representatives who need to know such Confidential Information for the purpose of evaluating and potentially negotiating the Transaction (it being understood that prior to such disclosure the Representatives shall be informed of the confidential nature of the Confidential Information and agree to be bound by the provisions set forth herein applicable to Representatives), (b) if Nordstrom has given its prior written consent, and (c) to the extent requested or required by law or legal, judicial or administrative process, stock exchange, self-regulatory organization, governmental agency or regulatory body (including, without limitation, by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) (a “Legal Requirement”) in compliance with the final paragraph of this Section 2. For purposes of this agreement, your “Representatives” shall mean, solely if they receive Confidential Information or Transaction Information, your affiliates and your and their respective directors, managers, officers, employees, managing members, general partners, attorneys, accountants, financial advisors, consultants and, only with the prior written consent of Nordstrom, other representatives and potential financing sources (debt, equity or otherwise); and “Representatives” in respect of Nordstrom shall mean Nordstrom’s affiliates and Nordstrom’s and its affiliates’ directors, managers, officers, employees, managing members, general partners, attorneys, accountants, financial advisors, consultants and other representatives and potential financing sources. As used in this Agreement, the term “affiliate” shall have the meaning ascribed thereto in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, without the prior written consent of Nordstrom, you shall not, and shall direct your Representatives not to, disclose in any manner to any person other than your Representatives who need to know such information for the purpose of evaluating and potentially negotiating the Transaction (i) the existence, terms or subject matter of this agreement, (ii) the fact that the Confidential Information has been made available to you, (iii) that either party to this agreement is considering a Transaction, (iv) the fact that evaluation, discussions, or negotiations with respect to a Transaction are taking place or other facts with respect to these discussions, including, without limitation, the status of those discussions or the persons involved, or (v) any terms, conditions or other facts or information with respect to a Transaction or any other possible transaction involving Nordstrom (collectively referred to as the “Transaction Information”); provided, however, that Transaction Information may be disclosed to the extent required by a Legal Requirement in compliance with the final paragraph of this Section 2. Neither you nor any of your Representatives shall, without the prior written consent of Nordstrom, (i) act as a broker for, or representative of, or as a joint bidder or co-bidder with, any other person with respect to the Transaction or (ii) directly or indirectly, enter into any agreement, arrangement or understanding (whether written or oral), or engage in any contact or communications, with any other person regarding the Transaction (including, without limitation, the debt or equity financing thereof). Without limiting the foregoing, neither you nor any of your Representatives acting on your behalf or at your direction or encouragement shall, without the prior written consent of Nordstrom, enter into any exclusive arrangement with a source of capital or financing (debt, equity or otherwise) in connection with a possible transaction with Nordstrom. For purposes of this agreement, any agreement, arrangement or understanding, whether written or oral, with any potential source of capital or financing (debt, equity or otherwise) which does, or could be reasonably expected to, legally or contractually limit, restrict or otherwise impair in any manner, directly or indirectly, such source from consummating a transaction involving Nordstrom or any of its affiliates or acting as a potential source of capital or financing (debt, equity or otherwise) to any other person with respect to a potential transaction with Nordstrom or any of its affiliates shall be deemed an exclusive arrangement. The foregoing shall not prohibit customary “tree” arrangements.

Except as required by a Legal Requirement (subject to compliance with the last paragraph of this Section 2 as if such requirements were applicable to Nordstrom), without your prior written consent, Nordstrom will not, and will instruct its Representatives not to, disclose to any person (other than to our Representatives or to Nordstrom’s Representatives who need to know such information) any information that would reasonably be expected to identify you as being involved in any investigations, discussions, negotiations, offers, or proposals concerning a Transaction.

To the extent legally permissible and practicable and except in the case of a routine regulatory review or examination so long as such review or examination is not directed at Nordstrom, the Confidential Information, the Transaction Information, this agreement or the Transaction, you and your Representatives shall (x) give prompt notice to Nordstrom in writing of the existence, terms and circumstances of any Legal Requirement prior to making any disclosure thereto (including, without limitation, the portion of the Confidential Information or the Transaction Information that you or your Representative intends to disclose) so that Nordstrom will have an opportunity to prevent or limit such disclosure; (y) provide assistance to Nordstrom in any attempt by Nordstrom to obtain a protective order, assurance or other remedy or take steps to resist or narrow the scope of the Legal Requirement; and (z) not oppose any action by Nordstrom to obtain such a protective order, assurance or other remedy or take such steps. In the absence of a protective order, assurance or other remedy or upon the receipt of a waiver by Nordstrom, you or your Representatives shall disclose only that portion of the Confidential Information or Transaction Information that you or they are advised by counsel to be legally required to be disclosed and you or they shall exercise your or their commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such disclosed Confidential Information or Transaction Information.

3.	Responsibility for Representatives.

You agree that you shall, at your sole expense, undertake reasonable measures (and in any event take at least the same degree of care that you would use in respect of your own information of a similar nature) (i) to restrain your Representatives from prohibited or unauthorized disclosure or use of any Confidential Information or Transaction Information and (ii) to safeguard and protect the confidentiality of the Confidential Information and the Transaction Information and to prevent the use of any Confidential Information or Transaction Information in any way that would violate any antitrust or other applicable law or this agreement. You will be responsible for any breach of this agreement by you or any deemed breach of this agreement by any of your Representatives and by any other person to whom you disclose any Confidential Information or Transaction Information, assuming such Representatives or other persons were parties hereto, and you will also be responsible for any failure of any of your Representatives to follow your directions required to be given pursuant to this agreement. You are aware, and will advise your Representatives to whom any Confidential Information or Transaction Information is disclosed, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information about the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

4.	Standstill.

You hereby represent to Nordstrom that, as of the date hereof, neither you nor any of your Representatives has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any securities of Nordstrom or any of its subsidiaries, except as reported in the Schedule 13G filed by you with the Securities and Exchange Commission on September 15, 2022. In consideration for your being furnished with Confidential Information, you agree that, unless specifically requested in writing in advance by Nordstrom’s Representatives on behalf of Nordstrom’s board of directors, you, your affiliates, and your Representatives acting at your direction or encouragement or on your behalf will not, at any time during the eighteen-month period commencing on the date hereof (or, at any time during such period, assist, advise, act in concert or participate with or encourage others to), directly or indirectly: (a) acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of any material assets or businesses or any securities of Nordstrom or any direct or indirect subsidiary thereof, or any rights or options to acquire such ownership (including from any third party); (b) publicly or privately offer to enter into, or publicly or privately propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with Nordstrom or any direct or indirect subsidiary thereof; (c) initiate any shareholder proposal or the convening of a shareholders’ meeting of or involving Nordstrom or any direct or indirect subsidiary thereof; (d) solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of Nordstrom or any securities convertible into or exchangeable or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act; (e) otherwise seek or propose to influence, advise, change or control the management, board of directors, governing instruments, affairs or policies of Nordstrom or any direct or indirect subsidiary thereof; (f) enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (a) through (e) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any securities of Nordstrom or any of its subsidiaries; (g) request that Nordstrom (or its board of directors or Nordstrom’s Representatives) amend, waive, grant any consent under or otherwise not enforce any provision of this Section 4, or refer to any desire or intention, but for this Section 4, to do so; or (h) make any public disclosure, or take any action that could reasonably be expected to require you or Nordstrom to make a public disclosure, with respect to any of the matters set forth in this agreement. This Section 4 shall terminate after a Fundamental Change Event (as defined below). A “Fundamental Change Event” means (x) Nordstrom has after the date of this agreement entered into a definitive written agreement providing for (i) any acquisition of a majority of the voting securities of Nordstrom by any person or group, (ii) any acquisition of a majority of the consolidated assets of Nordstrom and its subsidiaries by any person or group, or (iii) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction (provided that, in the case of any transaction covered by the foregoing clause (iii), immediately following such transaction, any person (or the direct or indirect shareholders of such person) will beneficially own a majority of the outstanding voting power of Nordstrom or the surviving parent entity in such transaction), or (y) any person or group has after the date of this agreement commenced any tender or exchange offer that would result in such person or group (or the direct or indirect shareholders of such person or group) beneficially owning a majority of the outstanding voting power of Nordstrom or the surviving parent entity so long as the board of directors of Nordstrom has publicly recommended that the shareholders of Nordstrom accept such tender or exchange offer. For purposes of this Section 4, the following will be deemed to be an acquisition of beneficial ownership of securities: (1) establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; or (2) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise.

5.	Non-Solicitation of Employees.

You agree that, without the prior written consent of Nordstrom, you will not, and you will direct those of your Representatives who are your affiliates or your or their respective directors, officers or employees not to, for a period of eighteen months from the date hereof, directly or indirectly, solicit the services of or employ, as employee, consultant or otherwise, (a) any officer or director of Nordstrom or (b) any other person who is employed by Nordstrom or any of its direct or indirect subsidiaries on the date hereof or at any other time hereafter and prior to the termination of discussions between you and Nordstrom to whom you were introduced, or of whom you otherwise became aware, in connection with your consideration of the Transaction (any such person described in clause (b) referred to herein as an “Other Employee”); provided, however, that the foregoing shall not preclude (1) the solicitation (or employment as a result of the solicitation) of Other Employees whose employment has been terminated or (2) the solicitation of Other Employees through (i) public advertisements or general solicitations that are not specifically targeted at such person(s) or (ii) recruiting or search firms retained by you, or internal search personnel who did not have access to Confidential Information, using a database of candidates without targeting Nordstrom or specific individuals, without direction or knowledge on your behalf by any person who had access to Confidential Information. You agree that you and your affiliates will not, and you will direct your Representatives not to, without the prior written consent of Nordstrom, engage in discussions with management of Nordstrom regarding the terms of their post-transaction employment or equity participation as part of, in connection with or after a Transaction, unless and until a definitive agreement is executed and delivered with respect to the Transaction.

6.	Destruction or Return of Information; Termination.

At any time upon the written request of Nordstrom, you shall, and shall direct your Representatives to, promptly (and in any event within 15 business days of such request) destroy or, at your option, return to Nordstrom all written, electronic or other tangible Confidential Information (and all copies thereof). In the event of such request, you and your Representatives shall also provide Nordstrom with written verification confirming that all such Confidential Information has been returned or destroyed. Notwithstanding the foregoing, you and your Representatives may retain one or more copies of the Confidential Information as may be required by law, regulation, professional standards or bona fide document retention policies or in accordance with your or their respective compliance and/or automated backup archiving practices so long as such Confidential Information is not accessible in the ordinary course of business and is not accessed except by compliance or information technology personnel for such compliance or archiving purposes. Any retained Confidential Information shall continue to be held confidential pursuant to the terms of this agreement.

This agreement shall terminate, and be of no further force and effect, two years from the date hereof; provided that following such termination, the confidentiality and non-use provisions contained herein shall continue to apply only to Confidential Information retained pursuant to the immediately preceding paragraph. Any such termination shall not relieve any party from its responsibilities in respect of any breach of this agreement prior to such termination.

7.	No Representation or Warranty; Ownership.

You understand and acknowledge that the Confidential Information is being provided without any representation or warranty, express or implied, as to its accuracy or completeness (including any statements, estimates and projections with respect to Nordstrom’s anticipated future performance), except for those representations and warranties made by Nordstrom in a subsequent definitive written agreement related to the Transaction, if any, and subject to such limitations and restrictions as may be specified therein, and in no event shall Nordstrom be held liable for any reason whatsoever to you or your Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom, except for such liability as may be set forth in such definitive written agreement.

You agree that Nordstrom is and shall remain the exclusive owner of the Confidential Information and all patent, copyright, trade secret, trademark, domain name and other intellectual property rights therein. No license or conveyance of any such rights or any portions thereof to you or any of your Representatives is granted or implied under this agreement.

8.	Damages.

Each party understands and agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this agreement and that the non-breaching party shall be entitled to obtain equitable relief, including injunction and specific performance, as a remedy for any such breach or threatened breach without the need to prove the inadequacy of monetary damages or post a bond or other undertaking. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which a party may have at law or in equity.

9.	Governing Law; Forum.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON, WITH REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF WASHINGTON THAT WOULD OTHERWISE RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF WASHINGTON. Each party hereto irrevocably and unconditionally consents to submit to the exclusive personal jurisdiction of the courts of the State of Washington and the United States of America, in each case located in the county of King County, Washington, for such actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any such action, suit or proceeding except in such courts). Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any governmental entity anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the preceding sentence. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the courts of the State of Washington and the United States of America, in each case in the county of King County, Washington, and further waives the right to, and agrees not to, plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Service of any process, summons, notice or document by U.S. registered mail to a party’s address set forth below or to a party’s address set forth below shall be effective service of process for any action, suit or proceeding brought against you or Nordstrom, as applicable, in any court of competent jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

10.	Entire Agreement and Miscellaneous.

This agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior written or oral agreements, commitments and understandings pertaining to the subject matter hereof. Without limiting the generality of the preceding sentence, any “click through” or similar confidentiality agreement entered into by you or any of your Representatives in connection with accessing any electronic dataroom will have no force or effect, whether entered into before, on or after the date hereof. The provisions of this agreement may not be amended, modified, supplemented or terminated except in writing signed by both parties. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof and each party reserves the right, in its sole discretion to reject any and all proposals made by the other party related to the Transaction. The invalidity or unenforceability of any provision of this agreement shall not affect, impair or invalidate the remainder of this agreement, which shall remain in full force and effect. This agreement shall inure to the benefit of each party’s successors and assigns. Any purported assignment of this agreement by either party hereto (including, without limitation, by operation of law) without the prior written consent of the other party shall be void. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original of which, taken together, shall be deemed to be one and the same instrument. Any notice or other communication required or permitted under this agreement shall be treated as having been given or delivered when (i) delivered personally or by overnight courier service (costs prepaid), (ii) sent by facsimile or e mail with confirmation of transmission by the transmitting equipment, or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case, subject to the preceding sentence, to the addresses, facsimile numbers or e mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e mail address or person as such party may designate by a written notice delivered to the other party hereto).

It is understood and agreed that neither Nordstrom nor you intends to be, nor shall either party be, under any legal obligation with respect to the Transaction or otherwise, by virtue of any written or oral expressions by our respective Representatives with respect to the Transaction, including, without limitation, any obligation to commence or continue discussions or negotiations, unless and until a definitive agreement regarding the Transaction has been executed and delivered. You acknowledge and agree that (i) Nordstrom shall be free to conduct the process for a potential transaction as Nordstrom in its sole and absolute discretion shall determine (including, without limitation, negotiation with any other person and entering into a definitive written agreement without prior notice to you or any other person) and (ii) Nordstrom reserves the right, in its sole and absolute discretion, to reject all proposals and to terminate discussions and negotiations with you at any time for any reason whatsoever.

It is understood that you shall not directly contact Nordstrom or any of its affiliates regarding the Transaction and that all requests for information, facility tours or management meetings will be submitted or directed only to Morgan Stanley & Co. LLC. You also agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business and unrelated to the Transaction) with any Representative (other than Nordstrom’s financial advisors and counsel), customer or supplier of Nordstrom (or any of its affiliates), except with the express permission of Nordstrom.

Please confirm your agreement with the foregoing by signing and returning one copy of this agreement to the undersigned, whereupon this agreement shall become a binding agreement.

[Signature page follows]

Very truly yours,

Nordstrom, Inc.

By:	/s/ Ann Munson Steines
Name: Ann Munson Steines
Title: Chief Legal Officer, General Counsel and Corporate Secretary

Address: 1617 Sixth Avenue, Seattle, Washington 98101

Attention: Ann Munson Steines, Chief Legal Officer, General Counsel and Corporate Secretary

Email: ann.steines@nordstrom.com

ACCEPTED AND AGREED AS OF THE ABOVE DATE

EL PUERTO DE LIVERPOOL, S.A.B. DE C.V.

By:	/s/ Jacobo Apichoto Palermo
Name: Jacobo Apichoto Palermo
Title: General Counsel

Address: Mario Pani No. 200, Col. Santa Fe Cuajimalpa, Cuajimalpa, CDMX CP 05348, Mexico

Attention: Enrique Guijosa Hidalgo, Chief Financial Officer, Jacobo Apichoto, General Counsel

Email: eguijosah@liverpool.com.mx; japichoto@liverpool.com.mx

[Signature Page to Nondisclosure Confidentiality Agreement]